UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 19, 2005 (January 12, 2005)

INVESTOOLS INC.

Exact Name of Registrant as Specified in its Charter

DELAWARE	0-31226	76-0685039
State of Incorporation or Organization	(Commission File Number)	(I.R.S. Employer Identification No.)

5959 CORPORATE DRIVE, SUITE LL 250 HOUSTON, TEXAS		77036
Address of Principal Executive Offices		Zip Code

(281) 588-9700
Registrant’s telephone number,
including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01               Entry into a Material Definitive Agreement

On January 17, 2005, INVESTools Inc. (the “Company”) and Ida Kane entered into an employment agreement (the “Agreement”) defining the terms of Ms. Kane’s service as Senior Vice President and Chief Financial Officer of the Company. Under the terms of the Agreement, Ms. Kane will receive an annual base salary of $225,000 and an annual discretionary bonus up to a maximum of 35% of her base salary for achieving certain performance goals as established by the Company.  Ms. Kane will also receive 100,000 shares of the Company’s common stock vested at 25% per year based on an exercise price of $3.89 per share, which represents the closing price of the Company’s common stock on January 18, 2005.

With respect to termination provisions under the Agreement, for termination without cause, the Company shall have the right to terminate Ms. Kane’s employment by providing 30 days written notice, in which case the Company shall provide Ms. Kane with severance compensation in an amount equal to the greater of (i) six month’s base salary, less applicable taxes or (ii) the severance pay to which Ms. Kane would be entitled under a severance pay plan, if any, in effect at the time of Ms. Kane’s termination without cause.  In the event that a change of control of the Company occurs within the first three years of Ms. Kane’s employment, such that Ms. Kane no longer reports to the Chief Executive Officer, Ms. Kane shall have the right to resign within 30 days following the change of control and be entitled to receive a cash severance benefit in an amount equal to six month’s base salary, less applicable taxes.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Principal Officers.

On January 13, 2005, the Company announced the relocation of the Company’s corporate headquarters from Houston, Texas to Salt Lake City, Utah.  In connection with the relocation, the Company announced that Paul Helbling, the Company’s current Chief Financial Officer who is based in Houston, will retain his position as Senior Vice President but will assume the position of Chief Administrative Officer.  On January 12, 2005, the Board of Directors of the Company appointed Ida Kane as Senior Vice President and Chief Financial Officer of INVESTools effective January 17, 2005.

Prior to joining the Company, Ms. Kane, 34, served as the Chief Financial Officer and Vice President of Operations, Organizational Solutions Business Unit of Franklin Covey in Salt Lake City.  From 1999 to 2001, Ms. Kane was Partner and Chief Accounting Officer for Encubate Holdings LLC, a venture capital firm.  From 1997 to 1999, she served as Corporate Controller for Equitrac Corporation, a NASDAQ-listed manufacturing company.  Ms. Kane began her career in 1992 as an Audit Manager with KPMG after receiving her M.B.A. and Bachelor’s degree from the University of Miami.

Prior to Ms. Kane’s appointment, there was no arrangement or understanding between Ms. Kane or the Company and any other person pursuant to which she was appointed as Senior Vice President and Chief Financial Officer of the Company.

A copy of the press release announcing the appointment of Ms. Kane as Senior Vice President and Chief Financial Officer, as well as Mr. Helbling as Senior Vice President and Chief Administrative Officer, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

10.1         Executive Employment Agreement, dated as of January 17, 2005, between the Company and Ida Kane.

99.1         Press release dated January 13, 2005 issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTOOLS, INC.

	By:	/s/ Lee K. Barba
Lee K. Barba
Chief Executive Officer

Dated: January 19, 2005

EXHIBIT INDEX

No.	Description

10.1	Executive Employment Agreement, dated as of January 17, 2005, between the Company and Ida Kane.
99.1	Press release dated January 13, 2005 issued by the Company.